Exhibit 107.1
Calculation of Filing Fee Tables
Form
S-8
(Form Type)
Nevro Corp.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value per share	457(c) and 457(h)	500,000 (2)	$8.47	$4,235,000.00	$ 147.60 per $1,000,000	$625.09

Total Offering Amounts					$4,235,000.00		$625.09

Total Fee Offsets (4)							—

Net Fee Due							$625.09

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the common stock of Nevro Corp. (the “Registrant”) that become issuable under the 2023 Employment Inducement Award Plan (the “Inducement Plan”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2)
Represents the additional shares of common stock available for future issuance under the Inducement Plan resulting from an amendment adopted by the Registrant’s Compensation Committee on March 4, 2024.

(3)
This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share for shares available for future grant is the average of the high and low prices for the registrant’s common stock as reported on The New York Stock Exchange on August 5, 2024, which is $8.47.

(4)	The Registrant does not have any fee offsets.